CUSIP No. 74734M109	13D	Page 20 of 21 Pages

Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the ordinary shares, par value $0.001 per share, of Qihoo 360 Technology Co. Ltd., a Cayman Islands company.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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CUSIP No. 74734M109	13D	Page 21 of 21 Pages

Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 28, 2015.

Xiangdong Qi

/s/ Xiangdong Qi

Young Vision Group Limited

By:	/s/ Xiangdong Qi
Name: Xiangdong Qi
Title: Director

East Line Holdings Limited

By:	/s/ Xiangdong Qi
Name: Xiangdong Qi
Title: Director

[Signature Page to 13D Joint Filing Agreement]